Exhibit 23.1

KPMG LLP

100 New Park Place, Suite 1400

Vaughan, ON L4K 0J3

Tel 905-265 5900

Fax 905-265 6390

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aptose Biosciences Inc.

We consent to the use of our report dated March 23, 2023, on the consolidated financial statements of Aptose Biosciences Inc. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2022 and December 31, 2021, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and the related notes, which is included in the prospectus included in the Registration Statement (No. 333- ) dated January 25, 2024 on Form S-1, of Aptose Biosciences Inc. to be filed pursuant to Rule 462(b) as promulgated under the Securities Act of 1933, as amended, and which incorporates by reference the Company’s Registration Statement on Form S-1 (Registration No. 333-275870) dated January 19, 2024 that was filed with the Securities and Exchange Commission on January 22, 2024.

/S/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

January 25, 2024

Vaughan, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.